WEST BANCORP. INC

FOURTH QUARTER EARNINGS

1/22/2007

3:00 PM

PARTICIPANTS

Doug Gulling — Chief Financial Officer

Brad Winterbottom — President

Tom Stanberry — Chairman and CEO

Operator:

Greetings ladies and gentlemen, and welcome to the West Bancorp. Inc. Fourth Quarter 2006 Earnings Conference Call.  At this time, all participants are in a listen-only mode.  A brief question-and-answer session will follow the formal presentation.  If anyone should require operator assistance during the conference, please press *0 on your telephone keypad.  As a reminder, this conference is being recorded.  It is now my pleasure to introduce your host, Mr. Doug Gulling, Chief Financial Officer.  Thank you Mr. Gulling. You may begin.

Doug Gulling — Chief Financial Officer:

Okay.  Thank you, and thanks to everyone for joining us today.  I’ll start with our Fair Disclosure Statement and then we’ll move on from there.  But comments made during this conference may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking information is based upon certain underlying assumptions, risks and uncertainties.  Because of the possibility of change in the underlying assumptions, actual results could differ materially from these forward-looking statements.  Risks and uncertainties that may affect future results include competitive pressures, pricing pressures on loans and deposits, action of bank and non-bank competitors, changes in local and national economic conditions, changes in regulatory requirements, actions of the Securities and Exchange Commission and/or the Federal Reserve Board, and customers acceptance of the Company’s products and services.  The Company undertakes no obligation to revise or update such statements to reflect current events or circumstances after today’s date, or to reflect the occurrence of unanticipated events.

Again, thank you for joining us.  One of the highlights of the fourth quarter was the resolution of a couple of non-accrual loans that had been on our books for a few quarters.  And so I’m going to turn it over to Brad Winterbottom, our President, who’s going to begin by talking about our loan portfolio and credit quality.

Brad Winterbottom — President:

Good afternoon.  The two non-accrual loans that were on the books up to actually the last business day of the year were all resolved in a very satisfactory manner.  One credit that had been on our books for a little over year was involved in the lawsuit that was previously disclosed and that was resolved in our satisfaction.  We received all the principal.  We received all of our accrued interest, and collected legal expenses that almost covered dollar-for-dollar the items that we expensed.  So that was resolved in a very satisfactory manner.

The second credit we’ve been involved with for probably 4 years.  We’ve had it on non-accrual.  In fact, we charged off some of the balance earlier in ‘06.  And the commercial building that was securing the asset was sold in an auction.  And we received everything that was on our books, plus I recovered just north of 200 thousand dollars in recoveries.  And that was the bulk of the recovery that you can see in our allowance for loan loss chart.  Other than that, loans from year end to year end were up about 4%; however, loan averages were up about 17%.  We had a handful of construction loans, rather large construction loans, pay off at the end of the year, in the fourth quarter, which caused the number for year-over-year to only increase modestly.

Doug Gulling — Chief Financial Officer:

Thanks Brad.  Next I’m going to turn it over to Tom Stanberry, our Chairman and CEO, to make a couple of comments about our asset management company.

Tom Stanberry — Chairman and CEO:

The highlight of the year in the asset management area was the completion of the merger of the two asset management companies that we owned.   VMF Capital, which was the company we purchased in 2003, completed its merger with Investors Management Group, the company we acquired in December of 2005, in the third quarter of the year.  And that places them as one asset management company, WB Capital Management, with assets under management of about 4.5 billion dollars distributed between domestic equity and domestic fixed income.  And a pretty good balance between high net worth individuals and institutional clients.  The merger itself took a little longer than we had anticipated and resulted in higher merger expenses, both actual expenses of the merger as well as a decline in revenue from the two operating units that I attribute largely to the distraction that the senior members of the two teams had as they were merging the two companies, number one.  For the calendar year 2006, the asset management company rather significantly underperformed from a net income standpoint, and we can attribute that to multiple different issues.  One was the distraction that the merger created.  Secondly, as a result of the focus that a number of people had on merging the two entities, our sales to new clients of asset strategies significantly underperformed to what we had targeted for the year.  And finally, our retention of existing clients in a couple of our portfolios was more volatile than we had expected as we moved in 2006, resulting in a loss of some assets under management, primarily in the old VMF unit that we really had not anticipated.

Probably the final impact that we had on the budget for last year was a reduction in expenses in the Vintage mutual funds, to bring most of those funds more in line with their industry peers and boost not only their performance, but also their ranking against their peers in the Morningstar rankings.

We have the merger behind us at this point, so we think that the negative results are really confined to 2006.  And based on where we are today with assets and sales efforts, that 2007 will be a much improved year over last year.

Doug Gulling — Chief Financial Officer:

Okay.  Thanks Tom.  I’m going to take just a couple of minutes and talk about our funding during the fourth quarter.  With the payoff of some of the construction loans that Brad mentioned, the loan portfolio was relatively flat in the fourth quarter.  As a result, we continued to let public unit and some of our broker CDs run off.  And then we also did a little tweaking in our Federal Home Loan Bank borrowing portfolio, if you will.  We prepaid approximately 30 million dollars of advances, most of which came to us through the acquisition of the Hawkeye State Bank back in the summer of ‘03.  And those borrowings had, if you will, a purchased accounting premium with them that we were amortizing against interest expense.  And that premium is something that would have just amortized away.  But we went ahead and paid off those advances and net of the unamortized premium less the prepayment penalties, we recognized a benefit to interest expense of about 500 thousand.  And also during the quarter . . . And those advances had an average cost of funds of about 4.32%.  And then also during the quarter, we added 50 million of Federal Home Loan Bank advances, both two 25 million dollar callable advances; one was a 10-1 advance where its callable after one year; the other one was a 10-3 which is callable after three years.  And the weighted average cost of those two borrowings was 4.12.  So, just a little explanation there on our funding.  But I think at this time we will entertain questions.

Tom Stanberry — Chairman and CEO:

Why don’t we just talk in general about the year before we get into that.

Tom Stanberry — Chairman and CEO:

I think 2006 for the overall enterprise was a difficult year and there are a number of factors that come to play in ‘06 that are similar to what you all have seen in other community banks.  Obviously the interest rate environment worked against us, particularly when you look at the amount of our net income that’s attributable to net interest income from the bank as opposed to our fee income and the income from WB Capital.  And that interest environment had the impact of despite loan growth, compressing our net income as it compressed our net interest margin.

We also saw a significant amount of additional competition enter our two primary bank markets, in the Iowa City market and the metro Des Moines market.  And that competition also had an impact on earnings as we were forced, in many instances, to become a lot more price sensitive on pricing of loans and pricing of deposits.

So I would describe 2006 as a good year, and in fact I think for a lot of banks, if they had the type of result we did in 2006, they’d probably say it was a great year.  But, while the Bank did come in pretty much on target on its earnings, the asset manager behind target on its earnings, overall, year-over-year, the Company under-performed, at least compared to the level of performance that we’ve come to expect.  So, I look back on 2006.  The books are closed.  It was a tough year for us.  We have made some budgeting for next year, we have made some expense modifications and are ready for the same type of environment to continue to exist.  We don’t think we’re going to see a lot of improvements as a result of changes in interest rate.  And we expect to see continued competition.  But I think 2007, when we’re done with it, will compare favorably with the prior years of the Bank.

Doug Gulling — Chief Financial Officer:

Okay.  Now we’ll be glad to entertain any questions.

Operator:

Thank you.  Ladies and gentlemen, at this time we will be conducting a question-and-answer session.  If you would like to ask a question, please press *1 on your telephone keypad.  A confirmation tone will indicate your line is in the question queue.  You may press *2 if you would like to remove your question from the queue.  For participants using speaker equipment, it may be necessary to pick up your handsets before pressing the * keys.  Our first question comes from the line of Daniel Arnold with Sandler O’Neill and Partners.  Please proceed with your question.

<Q>:  Hey guys.  Can you hear me there?

<A>  Yes we can.

<Q>:  I’m sorry about that.  The first question was on the margin.  It looks like this was a first quarter and maybe fourth still quarters that you guys were able to grow it.  I just wanted to see kind of when in the quarter you did the odd that FHLB payment and maybe if we should expect some margin expansion going forward, as that gets kind of like a four quarters effect on the balance sheet.

Doug Gulling — Chief Financial Officer:

Daniel, we reported a margin of 3.44 for the quarter, and without the 500 thousand I talked about, it would be 3.27.  So that, annualized, that had about a 17 basis point benefit that wouldn’t be there going forward.

<Q>:  Okay.  So that will only show up this quarter?

Doug Gulling — Chief Financial Officer:

Right.

<Q>:  Okay.  And then just because you guys looked to kind of core funding issues, what’s your outlook there?   You know, deposit balances look like they came in a little bit this quarter.  And I just wanted to see how you’re thinking about going forward.  You know, maybe borrowing to fund loan growth, or you know, if you were going to see some core funding growth going forward.

Doug Gulling — Chief Financial Officer:

At this point in time our expectation is that there would not be, you know, significant increase in core deposits.  So we would then have to fund loan growth with what we refer to as wholesale deposits, which we’ve used public unit certificates, the CDARS Program, we have done some business through the CDARS Program.  So those would be the two avenues that we would look to first for additional funding.

<Q>:  Okay.  Great.  And then just kind of lastly on the asset quality side.  It looks like you guys saw pretty marked improvement which is kind of the opposite of what we’re tending to see from a lot of the Midwest names out there.  So I just wanted to see what your thoughts were on that issue.  If you think you should expect to see solid asset quality or if you thought that one kind of settlement that you talked about on the call just before.

Brad Winterbottom — President:

The non-performing assets decreased from third quarter to fourth quarter from about 6.3 million down to about 2.7.  Of that 2.7, the largest asset there is some farm ground that will go to Sheriff’s sale here, probably at the end of the first quarter.  That may carry over into the second quarter, but we think its going to be gone by the end of the first quarter.  And so we’ve actually had some offers.  We don’t own it yet, but we’ve had some offers that are north of what it’s on our books for.  So we feel good about that.  We have a couple of other assets that we have some pending sales on.  So that number could be driven down a lot lower in the first quarter.

<Q>:   Great.

Brad Winterbottom — President:

Assuming we don’t replace it.

<Q>:  Great.  It’s a better story than I’m hearing from a lot of the other Midwest banks out there.  So congratulations on a great quarter guys, and I appreciate your help with my questions.

<A> Thank you.

Operator:

Our next question comes from the line of David Frank with Wagner Asset Management.  Please proceed with your question.

<Q>:  Hello gentlemen.

<A> Hi there Dave.

<Q>:   Good afternoon.  Let me run through a few questions here, maybe follow up and ask a few additional ones.  Let’s start with core deposit growth.  Did  I understand Doug was saying that there won’t be any core deposit growth?  It will be very hard to come by in this current rate environment and competitive environment?

Doug Gulling — CFO:

Yes.  Yes, that’s what I said.

<Q>:  Okay.  Okay.  There’s no plans for let’s say, hiring new people to do more sales or opening new branches, or anything that might boost core deposits even in a tough environment?

Tom Stanberry — Chairman and CEO:

Not specifically in the deposit gathering area.  We do have plans to open a couple of branches this year, or at least relocate one of our branches to a more suitable site.  But that’s not likely to occur until the fourth quarter of the year.  We are working with our existing branches to increase their focus on deposits.  And we have . . . Really in the last half of last year, did just about everything available to a bank like us to increase our core deposits — you know, ranging from external specialists, on timed deposits, two new products, one in the transaction type of deposit area and another one in the timed deposit area.  All with some success in running some internal contests.  But still, I think David when you look at the type of competition that’s entering into our markets, I agree with Doug.  I think its going to be very difficult for us to increase core deposits this year.  A lot of our effort is going to be just retaining the core deposits that we have and kind of increasing it around the fringes.

<Q>:  Well, let’s talk about a theoretical.  I know now is a tough time for both competitive reasons and rate reasons, but would you consider elevating your expense ratio and maybe your efficiency ratio and maybe even giving away, you know, a couple cents of earnings, to hire people that might, you know two or three years down the road, lead to more core deposits?

Tom Stanberry — Chairman and CEO:

It’s unlikely that we would go about any initiatives specifically targeted to core deposits.  What we’ll do is continue to add people that would just benefit the Bank generally across the board.

<Q>:  I guess that’s what I meant.  C&I calling officers who do loans and deposits.

Tom Stanberry — Chairman and CEO:

And that’s what we’re doing.  One of the things I mentioned about the branches, I think it’s also an effort that we started 12 to 18 months ago with our commercial bankers, to emphasize in their minds that it’s important to bring in the liability side of a company’s balance sheet as well as the assets.  They need to . . . They have been encouraged and have done a very good job over the last 6 months of last year of bringing in deposits in addition to bringing in new loans.  There are 2 products that we offered last year, particularly the transaction account, has helped that quite a bit.  So we’re doing all the things you’re suggesting.  We have not taken, and I don’t anticipate us taking the approach that some of the top 10, 15 banks have done of really hiring an individual who’s job it is to focus the deposit gathering efforts alone.  Either we’re going to stick to that aspect of our business plan, which we think is very successful, of bringing in good people in the commercial banking and retail banking area, but re-focusing their efforts on deposits as well as on loans.

<Q>:  Okay.  On the loan side, obviously you had a good year in terms of having some good big construction balances that rolled off.  You know, what do you see going forward?  You know, where can you . . . How can you grow your loan balances in ‘07?  Are there any specific areas you’d like to increase?  Do you want to try to get some more big construction deals, or . . .

Brad Winterbottom — President:

I would say, looking at our budget, we have that growing back to maybe some historical growth of where we were in ‘04 and ‘05.  Some of that may have to come from loan participations.  But certainly there is still a fair amount of activity in Des Moines.  I don’t think the real estate market has soured as maybe it has on the coast.  There’s still some good activity going on, both residential and commercial, in both markets.

<Q>:  Okay.   I’ll ask one more question and then I’ll step back in the queue.  What is the prognosis for acquisitions?  Do you still feel that the asking prices are too high?  Is there anything out there, whether in Iowa or elsewhere, that might be attractive to you right now that you could talk about?

Tom Stanberry — Chairman and CEO:

Well, let me just answer the question kind of generally without trying to get too specific.  In the markets that we think are attractive markets for us.  I still believe, and I think all 3 of us concur, that asking prices are grossly inflated when you look at the growth potential and the asset quality that you’re getting out of some of those banks.   So it would have to be an exceptional opportunity to either make a dramatic increase in market share someplace or walk into a real proven growing income generator for us to pay the kind of premium that we’re seeing.  And honestly, when we look at the banks that are selling and the banks that are being shown to us, they don’t tend to be the high-performing, high-growing banks that are for sale.  They’re either underperforming in growth or they’re underperforming in return.

<Q>:   Okay.  Thanks.  I appreciate that.  I’ll step back now.

Operator:

Ladies and gentlemen, as a reminder, if you would like to ask a question, please press *1.

We have a follow-up question from the line of David Frank with Wagner Asset Management. Please proceed with your question.

<Q>:  I guess there was nobody else there, so I’ll just keep firing questions.

<A> Fire away.  Go ahead.

<Q>:  I’ll try to keep it fairly brief here.  On the asset management side, can you talk maybe in a little more detail what’s happening?  Were there any performance issues at IMG or VMF that . . .

Tom Stanberry — Chairman and CEO:

There weren’t any performance issues at IMG.  The mid-cap strategy and one of the other strategies which sort of a legacy strategy right now at VMF, both underperformed their benchmarks.  All the other strategies, large cap value, small cap, and the other equity strategies, all equaled or exceeded the range of the benchmark that we want to have them targeting.

<Q>:  The mid-cap equities, and what was the other one?

Tom Stanberry — Chairman and CEO:

Well it’s called the select strategy.  So it’s primarily, again it’s primarily a mid-cap strategy.  Those two strategies are an investment performance, underperformed eventually.  I would attribute a lot of that to the challenges that they had last year.  Part of the challenge was created by just the general volatility in the equity markets early in the year, primarily in the small cap strategy.  And as that strategy fell behind its benchmark early in the year, although it ended the year well ahead of its benchmark, we saw some asset runoff.  We also had a number of people that I would think of as front-line sales people that got consumed in the merger and were really taken out of production.  So that hurt growth.  Consequently, at one point during the course of the year, we had an outflow rather than inflow, a net outflow rather than a net inflow of assets.

Tom Stanberry — Chairman and CEO:

We ended the year on the . . . if you look at the old VMF numbers, we ended the year with positive growth in assets.  And we had an exceptionally strong fourth quarter in new assets in our equity styles.  The other big number that you can put your finger on was a reduction in fees in the vintage funds that we knew we were going to take, that we ended up taking earlier in the year than we had originally anticipated to bring those funds back in line with the Morning Star category that we think we needed to have them in order to be marketable.  Then as I said, the final issue was just the distraction of the merger occurred, which was a lot bigger distraction than we had anticipated.

<Q>:  Okay.  And then the assets at IMG at the end of the year at the end of the year, were they roughly flat from when you did the acquisition?

Tom Stanberry — Chairman and CEO:

Yes.  Slightly down a little bit.

Tom Stanberry — Chairman and CEO:

We lost some assets in the vintage funds.  We gained some assets in the separately-managed institutional money.  At the end of the year they sorted of netted themselves out, but slightly down.

<Q>:  Well how do you feel about margins in ‘07?  Do you feel, without being inflows that you can have decent margins in asset management in ‘07?

Tom Stanberry — Chairman and CEO:

You’re talking about just margins in the asset management business?

<Q>:  Yeah.  As a management segment.

Tom Stanberry — Chairman and CEO:

Yeah.  I think we can.  We had a strong fourth quarter in new assets in the equity area.  And that’s obviously very performance driven.  But we had a number of existing accounts adding a significant — well, 7 and 8 figure numbers.  So that’s going to boost performance.  We have kind of in the new product area, we’re going to be rolling out some new products that year that we believe based on all the indications right now from existing customers as well as prospects, will likely boost performance.  So I think our core business will stabilize and improve just based on inflow of new dollars.  And those inflows are going to be driven, in part by performance and in part by marketing and sales people being back out on the streets.

<Q>:  Okay.  And then finally, what is your appetite for another asset management acquisition at this point.

Tom Stanberry — Chairman and CEO:

I’d like to let this one gel a little bit before we do anything else.  If you’ve got somebody in mind, I wouldn’t mind listening.  But this one has got to solidify before we throw them into turmoil again.

<Q>:  Okay.  Fair enough.  I appreciate all that information.

<A> I didn’t know if you were putting yourself up for sale, David . . .

<Q>:    No.  Let the transcript reflect no.

Doug Gulling — CFO:

Thanks Dave.

<Q>:  Great guys.

Operator:

Ladies and gentlemen, as a reminder, if you would like to ask a question, please press *1.  Gentlemen, there are no further questions at this time.

Doug Gulling — CFO:

Okay.  Well thanks to everyone for joining us.  Appreciate your time.

Operator:

Ladies and gentlemen, this does conclude today’s teleconference.  Thank you for your participation.  You may disconnect your lines at this time.